Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

NAVIOS MARITIME CONTAINERS L.P.

1.	The name of the limited partnership is “Navios Maritime Containers L.P.”

2.	The address of its registered office in the Republic of the Marshall Islands is Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MII 9696. The name of its registered agent at such address is the Trust Company of the Marshall Islands, Inc. Unless and until changed, the registered agent for service of process on the Partnership in the United States is CT Corporation System located at 111 8th Avenue, New York, New York 10011.

3.	The name and mailing address of the general partner is as follows:

Name	Address

Navios Maritime Containers GP LLC [or another wholly owned subsidiary designated by Navios Maritime Holdings Inc.]	7 Avenue de Grande Bretagne, Office 11B2 Monte Carlo, MC 98000 Monaco

4.	This Certificate shall be effective at

5.	Following a dissolution of the Partnership and the general partner shall file a certificate of dissolution with the Registrar of Corporations.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the general partner of the limited partnership subject hereto has executed this Certificate on this                  day of                 , 20    .

Navios Maritime Containers GP LLC [or another wholly owned subsidiary designated by Navios Maritime Holdings Inc.]

By:

Name:
Title: